Exhibit 99.1

INFORMATION
Furniture Brands International, Inc.
FOR IMMEDIATE RELEASE	1 North Brentwood Blvd.
St. Louis, Missouri 63105

For Further Information Call
John Hastings
314-863-1100
FURNITURE BRANDS ADOPTS STOCKHOLDER RIGHTS PLAN
TO PRESERVE VALUE OF NET DEFERRED TAX ASSETS
St. Louis, Missouri, August 3, 2009 — Furniture Brands International (NYSE: FBN) today announced that its board of directors has terminated its existing rights plan and has adopted a new stockholder rights plan to preserve the value of the company’s net deferred tax assets. The adopted stockholder rights plan reduces the risk of limitation of net operating loss carryforwards and certain other tax benefits under Section 382 of the Internal Revenue Code. The new stockholder rights plan also maintains the provisions of the company’s prior stockholder rights plan, including the 15 percent ownership threshold, which is designed to protect stockholders against potential acquirers who may pursue coercive or unfair tactics aimed at gaining control of the company without paying a full and fair price to all stockholders. The company intends to seek stockholder approval of this rights plan at its next annual meeting.
Furniture Brands’ ability to realize its net deferred tax assets would be substantially limited by Section 382 if an “ownership change” occurred - generally, a greater than 50-percentage point change in ownership of stock by stockholders owning (or deemed to own under Section 382) 5 percent or more of a corporation’s stock over a defined period of time. The stockholder rights plan is intended to reduce the likelihood of an “ownership change” occurring as a result of the buying and selling of Furniture Brands common stock.
In connection with the rights plan, Furniture Brands has declared a dividend of one preferred share purchase right for each outstanding share of common stock as of August 13, 2009. Each right initially represents the right to purchase 1/1,000th of a share of Furniture Brands preferred stock at a price of $20.00. Effective today and subject to certain exceptions described in the rights plan, any stockholder or group that acquires beneficial ownership of 4.75 percent or more of Furniture Brands’ outstanding stock (an “acquiring person”) without the approval of the company’s board of directors would be subject to significant dilution in its holdings. Existing stockholders holding 4.75 percent or more of Furniture Brands’ common stock will not be considered acquiring persons unless they acquire additional shares, subject to certain exceptions described in the rights plan. The 4.75 percent threshold is intended to reduce the likelihood that a stockholder will inadvertently become a “5-percent stockholder” under Section 382 by providing that there are a sufficient number of shares that a stockholder may inadvertently acquire after triggering the rights plan, but before acquiring 5 percent or more of the company’s stock. In addition, in its discretion, the board of directors may exempt certain transactions and certain persons whose acquisition of securities is determined by the board not to jeopardize the Company’s net deferred tax assets and whose holdings following such acquisition will not equal or exceed 15 percent of the company’s outstanding common stock.

The rights will expire on July 30, 2011 unless the rights are earlier redeemed or exchanged in accordance with the rights plan or the rights plan is earlier terminated by the board of directors.
Additional information regarding the board of director’s actions will be provided in a Current Report on Form 8-K and in a Registration Statement on Form 8-A which Furniture Brands intends to file with the Securities and Exchange Commission.
About Furniture Brands
Furniture Brands International (NYSE: FBN) is a global operating company that is one of the nation’s leading designers, manufacturers, and retailers of home furnishings. It markets through a wide range of retail channels, from mass merchant stores to single-brand and independent dealers to specialized interior designers. Furniture Brands serves its customers through some of the best known and most respected brands in the furniture industry, including Broyhill, Lane, Thomasville, Drexel Heritage, Henredon, Pearson, Hickory Chair, Laneventure, and Maitland-Smith.
Cautionary Statement Regarding Forward-Looking Statements
Matters discussed in this document and in our public disclosures, whether written or oral, relating to future events or our future performance, including any discussion, express or implied, of our anticipated growth, operating results, future earnings per share, plans and objectives, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are often identified by the words “will,” “believe,” “positioned,” “estimate,” “project,” “target,” “continue,” “intend,” “expect,” “future,” “anticipates,” and similar expressions that are not statements of historical fact. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Our actual results and timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008, and in our other public filings with the Securities and Exchange Commission. Such factors include, but are not limited to: risks associated with the execution of our strategic plan; changes in economic conditions; loss of market share due to competition; failure to forecast demand or anticipate or respond to changes in consumer tastes and fashion trends; failure to achieve projected mix of product sales; business failures of large customers; distribution and cost savings programs; manufacturing realignments; increased reliance on offshore (import) sourcing of various products; fluctuations in the cost, availability and quality of raw materials; product liability uncertainty; environmental regulations; future acquisitions; impairment of goodwill and other intangible assets; anti-takeover provisions which could result in a decreased valuation of our common stock; loss of funding sources; and our ability to open and operate new retail stores successfully. It is routine for internal projections and expectations to change as the year or each quarter in the year progresses, and therefore it should be clearly understood that all forward-looking statements and the internal projections and beliefs upon which we base our expectations included in this report or other periodic reports are made only as of the date made and may change. While we may elect to update forward-looking statements at some point in the future, we do not undertake any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise.